Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare reports THIRD quarter 2024 results

Nashville, Tenn., October 25, 2024 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2024.

Key third quarter metrics (all percentage changes compare 3Q 2024 to 3Q 2023 unless otherwise noted):

•
Revenues totaled $17.487 billion
•
Net income attributable to HCA Healthcare, Inc. totaled $1.270 billion, or $4.88 per diluted share (which includes an estimated $0.15 per diluted share unfavorable impact from Hurricane Helene)
•
Adjusted EBITDA totaled $3.267 billion
•
Cash flows from operating activities totaled $3.515 billion
•
Same facility admissions increased 4.5 percent and same facility equivalent admissions increased 4.5 percent

“Our people recently, and heroically, responded to two major hurricanes in less than two weeks. The teamwork and enterprise capabilities of HCA Healthcare were on full display before, during and after these storms. I am grateful for, and humbled by, the unwavering dedication, remarkable bravery and outstanding leadership demonstrated by our people throughout these storms. They truly demonstrated that above all else, they are committed to the care and improvement of human life," said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the third quarter of 2024 totaled $17.487 billion, compared to $16.213 billion in the third quarter of 2023. Net income attributable to HCA Healthcare, Inc. totaled $1.270 billion, or $4.88 per diluted share, compared to $1.079 billion, or $3.91 per diluted share, in the third quarter of 2023. Results for the third quarter of 2024 include losses on sales of facilities of $4 million, or $0.02 per diluted share.

For the third quarter of 2024, Adjusted EBITDA totaled $3.267 billion, compared to $2.880 billion in the third quarter of 2023. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

The third quarter of 2023 included revenues of $397 million and other operating expenses of $195 million related to the Florida directed payment program year that ended September 30, 2023.

Same facility admissions increased 4.5 percent and same facility equivalent admissions increased 4.5 percent in the third quarter of 2024, compared to the prior year period. Same facility emergency room visits increased 4.6 percent in the third quarter of 2024, compared to the prior year period. Same facility inpatient surgeries increased 1.6 percent, and same facility outpatient surgeries declined 2.0 percent in the third quarter of 2024, compared to the same period of 2023. Same facility revenue per equivalent admission increased 2.5 percent in the third quarter of 2024, compared to the third quarter of 2023.

Nine Months Ended September 30, 2024

Revenues for the nine months ended September 30, 2024 totaled $52.318 billion, compared to $47.665 billion in the same period of 2023. Net income attributable to HCA Healthcare, Inc. was $4.322 billion, or $16.37 per diluted share, compared to $3.635 billion, or $13.07 per diluted share, for the first nine months of 2023. Results for the nine months ended September 30, 2024 include gains on sales of facilities of $209 million, or $0.61 per diluted share. Results for the nine months ended September 30, 2023 included losses on sales of facilities of $12 million, or $0.07 per diluted share.

Impact of Hurricanes

During the third quarter of 2024, the Company incurred additional expenses and experienced loss of revenues estimated at $50 million, or $0.15 per diluted share, associated with Hurricane Helene’s impact on certain facilities located in Florida, Georgia and North Carolina.

During the fourth quarter of 2024, the Company anticipates ongoing additional expenses and loss of revenues due to Hurricane Helene’s impact on its North Carolina facilities, as well as from Hurricane Milton, which impacted certain facilities in Florida during October, of approximately $200 to $300 million, or $0.60 to $0.90 per diluted share. These estimates do not include any insurance recoveries the Company may receive.

2024 Guidance

Today, the Company reaffirmed its 2024 estimated guidance ranges. Given the ongoing impact of the two major hurricanes on the remainder of the year, the Company estimates that results are likely to be in the lower half of the ranges provided.

Capital expenditures for 2024, excluding acquisitions, are now estimated to be approximately $5 billion.

The Company’s guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding volume growth coupled with an anticipated mostly stable operating environment, payor mix, and the ongoing impacts of the two major hurricanes, as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s 2024 guidance and initial 2025 outlook that follows are based on current plans and expectations and are subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Initial 2025 Outlook

While the Company anticipates some ongoing impact in 2025 from Hurricane Helene on its North Carolina facilities, the Company believes these ongoing effects will be manageable and currently expects 2025 diluted earnings per share and Adjusted EBITDA growth to be near, or slightly above, the upper end of its long-term growth ranges. This initial 2025 outlook is subject to completion of the Company’s 2025 planning process and may change. Additional early commentary related to 2025 will be provided on today’s earnings conference call.

Balance Sheet and Cash Flows from Operations

As of September 30, 2024, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $2.888 billion, total debt of $42.965 billion, and total assets of $59.459 billion. During the third quarter of 2024, capital expenditures totaled $1.191 billion, excluding acquisitions. Cash flows provided by operating activities in the third quarter of 2024 totaled $3.515 billion, compared to $2.479 billion in the third quarter of 2023.

During the third quarter of 2024, the Company repurchased 4.948 million shares of its common stock at a cost of $1.795 billion. The Company had $2.433 billion remaining under its repurchase authorization as of September 30, 2024. As of September 30, 2024, the Company had $7.986 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.66 per share on the Company’s common stock. The dividend will be paid on December 27, 2024 to stockholders of record at the close of business on December 13, 2024.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition, results of operations, and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of September 30, 2024, HCA operated 187 hospitals and approximately 2,400 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2024 and initial perspectives on the outlook for 2025, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy, financial markets and banking industry); changes in revenues due to declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions (including as a result of geopolitical disruptions); and the impact of potential federal government shutdowns, (2) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including, but not limited to, proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and the expiration of enhanced subsidies for individuals eligible to purchase insurance coverage through federal and state-based health insurance marketplaces, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, attain expected levels of patient volumes and revenues, and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs, Medicaid waiver programs or state directed payments, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, including but not limited to developments related to COVID-19, (16) future divestitures which may result in charges and possible impairments of long-lived assets,

(17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of actual and potential cybersecurity incidents or security breaches involving us or our vendors and other third parties, including the data security incident disclosed in July 2023, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (23) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, including Hurricanes Helene and Milton, (24) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, (25) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience, (26) the impact of recent decisions of the U.S. Supreme Court regarding the actions of federal agencies, and (27) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2023 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2024		2023
	Amount	Ratio	Amount	Ratio
Revenues	$17,487	100.0%	$16,213	100.0%

Salaries and benefits	7,861	45.0	7,556	46.6
Supplies	2,657	15.2	2,417	14.9
Other operating expenses	3,717	21.2	3,379	20.8
Equity in earnings of affiliates	(15)	(0.1)	(19)	(0.1)
Depreciation and amortization	842	4.9	769	4.7
Interest expense	515	2.9	483	3.0
Losses (gains) on sales of facilities	4	—	(2)	—

	15,581	89.1	14,583	89.9

Income before income taxes	1,906	10.9	1,630	10.1

Provision for income taxes	424	2.4	355	2.2

Net income	1,482	8.5	1,275	7.9

Net income attributable to noncontrolling interests	212	1.2	196	1.2

Net income attributable to HCA Healthcare, Inc.	$1,270	7.3	$1,079	6.7

Diluted earnings per share	$4.88		$3.91

Shares used in computing diluted earnings per share (millions)	259.917		275.424

Comprehensive income attributable to HCA Healthcare, Inc.	$1,325		$1,044

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2024 and 2023

Unaudited

(Dollars in millions, except per share amounts)

	2024		2023
	Amount	Ratio	Amount	Ratio
Revenues	$52,318	100.0%	$47,665	100.0%

Salaries and benefits	23,253	44.4	21,917	46.0
Supplies	7,962	15.2	7,318	15.4
Other operating expenses	10,946	21.0	9,316	19.5
Equity in (earnings) losses of affiliates	(13)	—	6	—
Depreciation and amortization	2,456	4.7	2,288	4.9
Interest expense	1,533	2.9	1,447	3.0
Losses (gains) on sales of facilities	(209)	(0.4)	12	—

	45,928	87.8	42,304	88.8

Income before income taxes	6,390	12.2	5,361	11.2

Provision for income taxes	1,419	2.7	1,131	2.3

Net income	4,971	9.5	4,230	8.9

Net income attributable to noncontrolling interests	649	1.2	595	1.3

Net income attributable to HCA Healthcare, Inc.	$4,322	8.3	$3,635	7.6

Diluted earnings per share	$16.37		$13.07

Shares used in computing diluted earnings per share (millions)	263.987		278.173

Comprehensive income attributable to HCA Healthcare, Inc.	$4,369		$3,634

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	September 30,	June 30,	December 31,
	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,888	$831	$935
Accounts receivable	9,915	10,239	9,958
Inventories	1,776	1,800	2,021
Other	2,083	2,303	2,013
	16,662	15,173	14,927

Property and equipment, at cost	61,750	60,625	58,548
Accumulated depreciation	(32,703)	(31,986)	(30,833)
	29,047	28,639	27,715

Investments of insurance subsidiaries	553	483	477
Investments in and advances to affiliates	705	702	756
Goodwill and other intangible assets	9,982	9,963	9,945
Right-of-use operating lease assets	2,201	2,179	2,207
Other	309	240	184

	$59,459	$57,379	$56,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,235	$4,029	$4,233
Accrued salaries	2,164	1,993	2,127
Other accrued expenses	3,819	3,705	3,871
Long-term debt due within one year	4,682	4,574	2,424
	14,900	14,301	12,655

Long-term debt, less debt issuance costs and discounts of $378, $371 and $333	38,283	36,306	37,169
Professional liability risks	1,584	1,573	1,557
Right-of-use operating lease obligations	1,924	1,894	1,903
Income taxes and other liabilities	1,982	1,966	1,867

Stockholders' equity:
Stockholders' deficit attributable to HCA Healthcare, Inc.	(2,182)	(1,600)	(1,774)
Noncontrolling interests	2,968	2,939	2,834
	786	1,339	1,060
	$59,459	$57,379	$56,211

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2024 and 2023

Unaudited

(Dollars in millions)

	2024	2023
Cash flows from operating activities:
Net income	$4,971	$4,230
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	55	(168)
Inventories and other assets	184	(274)
Accounts payable and accrued expenses	77	211
Depreciation and amortization	2,456	2,288
Income taxes	(67)	61
Losses (gains) on sales of facilities	(209)	12
Amortization of debt issuance costs and discounts	26	26
Share-based compensation	275	205
Other	187	166

Net cash provided by operating activities	7,955	6,757

Cash flows from investing activities:
Purchase of property and equipment	(3,590)	(3,585)
Acquisition of hospitals and health care entities	(224)	(281)
Sales of hospitals and health care entities	312	183
Change in investments	(85)	(30)
Other	-	(7)

Net cash used in investing activities	(3,587)	(3,720)

Cash flows from financing activities:
Issuances of long-term debt	7,495	3,220
Net change in revolving credit facilities	(1,880)	(1,420)
Repayment of long-term debt	(2,346)	(691)
Distributions to noncontrolling interests	(530)	(497)
Payment of debt issuance costs	(67)	(31)
Payment of dividends	(525)	(501)
Repurchase of common stock	(4,342)	(2,901)
Other	(224)	(234)

Net cash used in financing activities	(2,419)	(3,055)

Effect of exchange rate changes on cash and cash equivalents	4	1

Change in cash and cash equivalents	1,953	(17)
Cash and cash equivalents at beginning of period	935	908

Cash and cash equivalents at end of period	$2,888	$891

Interest payments	$1,405	$1,460
Income tax payments, net	$1,486	$1,070

HCA Healthcare, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Operations:
Number of Hospitals	187	183	187	183
Number of Freestanding Outpatient Surgery Centers*	125	126	125	126
Licensed Beds at End of Period	49,890	49,279	49,890	49,279
Weighted Average Beds in Service	42,640	41,927	42,609	41,805

Reported:
Admissions	562,100	537,943	1,677,425	1,586,174
% Change	4.5%		5.8%
Equivalent Admissions	1,006,106	958,504	2,982,462	2,813,873
% Change	5.0%		6.0%
Revenue per Equivalent Admission	$17,381	$16,915	$17,542	$16,939
% Change	2.8%		3.6%
Inpatient Revenue per Admission	$18,728	$18,262	$18,822	$17,930
% Change	2.6%		5.0%
Patient Days	2,690,718	2,612,439	8,134,864	7,808,905
% Change	3.0%		4.2%
Equivalent Patient Days	4,816,761	4,655,252	14,463,788	13,852,997
% Change	3.5%		4.4%
Inpatient Surgery Cases	135,803	133,521	405,061	396,428
% Change	1.7%		2.2%
Outpatient Surgery Cases	249,364	254,557	761,166	774,129
% Change	-2.0%		-1.7%
Emergency Room Visits	2,446,962	2,343,514	7,290,836	6,890,388
% Change	4.4%		5.8%
Outpatient Revenues as a Percentage of Patient Revenues	38.2%	37.4%	37.8%	38.3%
Average Length of Stay (days)	4.787	4.856	4.850	4.923
Occupancy**	71.9%	71.4%	73.0%	72.2%

Same Facility:
Admissions	558,105	534,323	1,663,509	1,577,063
% Change	4.5%		5.5%
Equivalent Admissions	985,613	943,614	2,919,458	2,781,939
% Change	4.5%		4.9%
Revenue per Equivalent Admission	$17,311	$16,887	$17,468	$16,882
% Change	2.5%		3.5%
Inpatient Revenue per Admission	$18,793	$18,214	$18,873	$17,917
% Change	3.2%		5.3%
Inpatient Surgery Cases	134,913	132,793	402,150	394,377
% Change	1.6%		2.0%
Outpatient Surgery Cases	244,733	249,753	746,717	762,328
% Change	-2.0%		-2.0%
Emergency Room Visits	2,433,887	2,325,946	7,232,588	6,839,030
% Change	4.6%		5.8%

* Excludes freestanding endoscopy centers (23 centers at September 30, 2024 and 22 centers at September 30, 2023).

** Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$17,487	$16,213	$52,318	$47,665

Net income attributable to HCA Healthcare, Inc.	$1,270	$1,079	$4,322	$3,635
Losses (gains) on sales of facilities (net of tax)	3	(1)	(160)	21
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,273	1,078	4,162	3,656
Depreciation and amortization	842	769	2,456	2,288
Interest expense	515	483	1,533	1,447
Provision for income taxes	425	354	1,370	1,122
Net income attributable to noncontrolling interests	212	196	649	595

Adjusted EBITDA (a)	3,267	$2,880	$10,170	$9,108

Adjusted EBITDA margin (a)	18.7%	17.8%	19.4%	19.1%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$4.88	$3.91	$16.37	$13.07
Losses (gains) on sales of facilities	0.02	-	(0.61)	0.07
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$4.90	$3.91	$15.76	$13.14

Shares used in computing diluted earnings per share (millions)	259.917	275.424	263.987	278.173

(a)
Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2024 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2024
	Low	High
Revenues	$69,750	$71,750

Net income attributable to HCA Healthcare, Inc. (a)	$5,675	$5,975
Depreciation and amortization	3,245	3,295
Interest expense	2,065	2,095
Provision for income taxes	1,860	1,950
Net income attributable to noncontrolling interests	905	935

Adjusted EBITDA (a) (b)	$13,750	$14,250

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$21.60	$22.80

Shares used in computing diluted earnings per share (millions)	262.000	262.000

The Company's forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)
The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)
Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our healthcare facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.